Exhibit 4.3

Execution Copy

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of September 26, 2006, by and among FoxHollow Technologies, Inc., a Delaware corporation with headquarters located at 740 Bay Road, Redwood City, California, 94063-2469 (the “Company”), and Merck & Co., Inc. (the “Investor”).

WHEREAS:

A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

B. The Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, shares of the common stock, par value $.001 per share, of the Company (“Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Additional Shares” means any shares issued as liquidated damages pursuant to Section 2.01(a) of the Registration Rights Agreement, any Pre-Emptive Shares and any Anti-Dilution Shares.

“Affiliate” of a Person means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Anti-Dilution Shares” has the meaning set forth in Section 5.4(a).

“Applicable Laws” has the meaning set forth in Section 3.1(j).

“Authorization” has the meaning set forth in Section 3.1(j).

“Bylaws” has the meaning set forth in Section 3.1(b).

“Certificate of Incorporation” has the meaning set forth in Section 3.1(b).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of all classes of voting stock of the Company;

(4) a change in the composition of the Company’s Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Closing Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (1), (2), (3), or (5) hereof or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

(5) The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the voting stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the beneficial owner of more than 50% of the voting power of all classes of voting stock of the Company or such other Person.

“Closing” means the closing of the purchase and sale of the Common Stock pursuant to Section 2.1.

“Closing Date” means the date and time of the Closing and shall be 10:00 a.m., New York City Time, on the third Trading Day after the conditions to closing set forth herein are satisfied or waived (or such other date and time as is mutually agreed to by the Company and the Investor).

“Collaboration and License Agreement” means the Amended and Restated Collaboration and License Agreement, dated the date hereof, between the Company and the Investor.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the Preamble.

“Company Counsel” means Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company.

“Disclosure Materials” has the meaning set forth in Section 3.1 (g).

“Disclosure Schedule” has the meaning set forth in Section 3.1(a).

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Select Global Market, The NASDAQ Global Market, or The NASDAQ Capital Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Documents” has the meaning set forth in Section 3.1(r).

“FDA” has the meaning set forth in Section 3.1(j).

“First Offer Notice” has the meaning set forth in Section 5.3(b).

“Form 8-K Filing” has the meaning set forth in Section 5.8.

“GAAP” has the meaning set forth in Section 3.1(h).

“Governmental Entity” means any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.1(c).

“Indemnifying Party” has the meaning set forth in Section 8.1(c).

“Intellectual Property Rights” has the meaning set forth in Section 3.1(s).

“Investor” has the meaning set forth in the Preamble.

“Investor Counsel” means Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Investor.

“Investor Director” has the meaning set forth in Section 5.1(a).

“Knowledge” of the Company (or similar phrases) means the actual knowledge, after reasonable consideration, of the Company’s Chief Executive Officer and/or Chief Financial Officer.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“List of Specific Person” has the meaning set forth in Attachment G to the Collaboration and License Agreement.

“Lock Up Period” has the meaning set forth in Section 5.5(a).

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses of any kind or nature whatsoever (less any insurance proceeds or tax benefits actually recovered with respect thereto) owed by a party to this Agreement to a third-party and including, without limitation, any losses or liabilities incurred in connection with any actions, suits, proceedings (including any investigations, litigation or inquiries) demands, or causes of action, and costs of preparation and reasonable attorneys’ fees associated therewith.

“Material Adverse Effect” has the meaning set forth in Section 3.1(b).

“Material Agreement” means any agreement filed as an exhibit to the SEC Reports.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Pre-Emptive Shares” has the meaning set forth in Section 5.3(a).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Common Stock” means Common Stock purchased by the Investor pursuant to this Agreement.

“Reference Price” means $29.629.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date hereof between the Company and the Investor.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as Rule 144.

“SEC Reports” has the meaning set forth in Section 3.1(g).

“Subsidiary” means any Person in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

“Tax” and “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, payroll, employment, social security, workers’ compensation, franchise, windfall or other profits, gross receipt, property, sales, use, capital stock, unemployment compensation, or net worth, and taxes or other charges in the nature or excise, withholding, ad valorem or value added, and includes, without limitation, any liabilities for Taxes of another Person, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of law or otherwise.

“Tax Return” means any return, report or similar tax statement required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Threshold Ownership Requirement” has the meaning set forth in Section 5.1(b).

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the NASDAQ National Market (or any successor thereto), or (c) if trading ceases to occur on the NASDAQ National Market (or any successor thereto), any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Trading Market” means the NASDAQ Global Market or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement, and the Collaboration and License Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, for an aggregate purchase price of Ninety-Five Million Dollars ($95,000,000.00) (the “Purchase Price”), 3,206,318 shares of Common Stock. The Closing shall take place at the offices of the Company Counsel.

2.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Investor the following:

(i) one or more stock certificates, containing only the legends expressly provided in Section 5.5(d) hereof, evidencing the Purchased Common Stock;

(ii) a legal opinion of Company Counsel, in the form of Exhibit A, executed by such counsel and delivered to the Investor; and

(iii) a certificate of the Company signed by its chief executive officer and dated the Closing Date stating that the conditions in Section 6.1(a) and 6.1(b) have been satisfied.

(b) At the Closing, the Investor shall deliver or cause to be delivered to the Company the Purchase Price in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to the Investor by the Company for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to the Investor, on and as of the date hereof and on and as of the Closing Date, as follows (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary of the Company):

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Section 3.1(a) of the Disclosure Schedule delivered to the Investor as of the date hereof (the “Disclosure Schedule”). Except as disclosed in Section 3.1(a) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company has made available to the Investor a true and correct copy of its certificate of incorporation, as amended to date, (the “Certificate of Incorporation”) and bylaws, as amended to date (the “Bylaws”). Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (i) materially and adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, liabilities, business or financial condition of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) materially and adversely impair the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, the Company’s Board of Directors or its stockholders. Each of the Transaction Documents to which it is a party has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material credit facility or debt instrument to which the Company or any Subsidiary is a party or any Material Agreement, or (iii) result in a material violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Entity to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e) Issuance of the Purchased Common Stock. The Purchased Common Stock are duly authorized and, when issued and, if required, paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

(f) Capitalization. The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock, options and other securities of the Company as of the date hereof (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Section 3.1(f) of the Disclosure Schedule. All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as set forth on Section 3.1(f) of the Disclosure Schedule, the Company has not issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. Except as set forth on Section 3.1(f) of the Disclosure Schedule, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any of the Company’s outstanding securities (or in any agreement providing rights to security holders) and the issuance and sale of the Common Stock will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed SEC

Reports or in Section 3.1(f) of the Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

(g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a), or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the schedules to this Agreement, the “Disclosure Materials”) on a timely basis or has properly filed a notice on Form 12b-25 with respect to an extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has made available to the Investor or its representatives true, correct and complete copies of the SEC Reports not available on the EDGAR system. As of each of their respective dates of filing, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.

(h) Material Changes. Since the date of the latest quarterly financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Section 3.1(h) of the Disclosure Schedule, (i) the Company has operated its business in the ordinary course, consistent with past practice, (ii) there has not been any amendment or change to the Certificate of Incorporation or Bylaws of the Company, (iii) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (iv) the Company has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) or required to be disclosed in filings made with the Commission, (v) the Company has not altered any critical accounting policies or the identity of its auditors, except as disclosed in its SEC Reports, (vi) the Company has not declared, set aside, or made any dividend or other distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (vii) the Company has not issued any equity securities to any executive officer, director or Affiliate, except pursuant to existing Company stock-based plans.

(i) Absence of Litigation. Except as disclosed in the Company’s SEC Reports, there is no Proceeding, or, to the Company’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(j) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation in any material respect of any statute, rule or regulation of any federal, state, local or foreign governmental authority (“Applicable Laws”), or any license, certificate, approval, clearance, authorization, permit, supplement or amendment required by any Applicable Laws (“Authorizations”), except where such violation would not, individually or in the aggregate, have or could reasonably be expected to result in Material Adverse Effect. The Company possesses all material Authorizations and such material Authorizations are in full force and effect. The Company is, and its products are, in compliance in all material respects with all Authorizations, including, but not limited to, all laws, statutes, rules, regulations, or orders administered, issued or enforced by the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental authority having authority over the Company or any of its products. Except as set forth on Section 3.1(j) of the Disclosure Schedule, the Company has not received from the FDA or any other Governmental Entity any written notice of adverse findings, regulatory letters, notices of violations, warning letters, criminal proceeding notices under Section 305 of the Federal Food, Drug, and Cosmetic Act alleging or asserting material noncompliance with Applicable Laws or any Authorizations, and there have been no seizures conducted by the FDA or other Governmental Entity, and no recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts relating to the safety or efficacy of the Company’s products conducted or requested by the FDA or other Governmental Entity relating to the products sold by the Company. The Company has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal, safety alert, “dear doctor” letter, or other similar notice or action relating to the alleged lack of safety or efficacy of any of the Company’s products or any alleged product defect or violation, and the Company has no knowledge that any Governmental Entity has initiated, conducted or intends to initiate any such notice or action. The Company has not received written notice of any Proceeding from any Governmental Entity alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Entity is considering any such Proceeding. The Company is not aware of any facts which are reasonably likely to cause (A) the withdrawal, or recall of any products sold or intended to be sold by the Company, or (B) a material change in the marketing classification or labeling of any such products, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Change, (C) a termination or suspension of marketing clearance of any such products, or (D) a suspension or revocation of any of the Company’s Authorizations. The Company has not received written notice (whether complete or pending) of any proceeding seeking recall, suspension or seizure of any products sold or intended to be sold by the Company.

(k) Filings, Consents and Approvals. Except as described in Section 3.1 (k) of the Disclosure Schedule, and other than any filings under the HSR Act, neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order from, give notice to, or make any filing or registration with, any Governmental Entity or any other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents.

(l) No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Rule 506 of Regulation D as promulgated by the Commission in connection with the offer or sale of the Purchased Common Stock. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by the Investor or its investment advisor) relating to or arising out of the issuance of the Purchased Common Stock pursuant to this Agreement. The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the issuance of the Purchased Common Stock pursuant to this Agreement.

(m) Private Placement. The offer and sale of the Purchased Common Stock to the Investor as contemplated hereunder is exempt from the registration requirements of the Securities Act.

(n) Form S-3 Eligibility. The Company is eligible to register the Purchased Common Stock for resale by the Investor using Form S-3 promulgated under the Securities Act.

(o) Listing and Maintenance Requirements. The Company has not, in the twelve months preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is in compliance with all such listing and maintenance requirements.

(p) Registration Rights. Except as described in Section 3.1(p) of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been fully satisfied or irrevocably waived.

(q) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Purchased Common Stock and the Investor’s ownership of the Purchased Common Stock.

(r) Disclosure. The information contained in the Exchange Act Documents as of the date hereof and as of the applicable Closing Date, did not and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes herein, “Exchange Act Documents” are the documents filed by the Company under the Exchange Act, since the end of its most recently completed fiscal year through the date hereof, including, without limitation, its most recent report on Form 10-K. The Company acknowledges and agrees that the Investor does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 of this Agreement.

(s) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have does not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received any written notice alleging that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except where it would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, all Intellectual Property Rights are enforceable and, to the Company’s knowledge, there is no existing infringement by another Person of any of the Intellectual Property Rights.

(t) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any knowledge that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(u) Transactions With Affiliates and Employees. Except as set forth or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, none of the officers, directors or employees of the Company is presently a party to any transaction that would be required to be reported on Form 10-K with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company’s knowledge , any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(v) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder.

(x) Competition. Except (i) as described in Section 3.1(x) of the Disclosure Schedule, or (ii) as agreed upon by the Company and the Investor pursuant to the Collaboration and License Agreement, there are no agreements, arrangements or understandings to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries are bound, that restrict the Company or any of its Subsidiaries or any of their respective Affiliates from engaging or competing in any activity or line of business or in any geographic area or with any Person in any manner.

3.2 Representations and Warranties of the Investor. The Investor represents and warrants to the Company, on and as of the date hereof and on and as of the Closing Date, as follows:

(a) Organization; Authority. The Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Investor of the Purchased Common Stock hereunder has been duly authorized by all necessary action on the part of the Investor, including approval by the Board of Directors of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

(b) No Public Sale or Distribution; Investment Intent. The Investor is acquiring the Purchased Common Stock, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with Applicable Laws, and the Investor does not have a present arrangement to effect any distribution of the Purchased Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold any of the Purchased Common Stock for any minimum or other specific term, except as expressly required by this Agreement, and reserves the right to dispose of the Purchased Common Stock in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Investor Status. At the time the Investor was offered the Purchased Common Stock, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) Experience of the Investor. The Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Common Stock, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Purchased Common Stock and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. The Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Common Stock and the merits and risks of investing in the Common Stock; (ii) access to information (other than material non-public information) about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of the Investor or its representatives or counsel shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f) No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Common Stock.

(g) No Legal, Tax or Investment Advice. The Investor understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the Purchased Common Stock constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Common Stock.

ARTICLE IV

PRE-CLOSING COVENANTS OF THE PARTIES

4.1 Taking of Necessary Action. Each of the Company and the Investor shall use its reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper, or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and the Investor will, and the Company shall cause each Subsidiary to, use its reasonable efforts to make all filings (including without limitation, under the HSR Act) and obtain all consents of Governmental Entities which may be necessary or, in the reasonable opinion of the Investor or the Company, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Investor shall (i) file, or have caused to be filed, all necessary filings required to be made by the Investor under the HSR Act in connection with the transactions contemplated by the Transaction Documents as soon as reasonably practicable following the date hereof, and (ii) use all commercially reasonable efforts to have such filings made within seven (7) Trading Days of the date hereof.

4.2 Conduct of Business. Except (i) as otherwise required to perform its obligations under this Agreement, (ii) as set forth in Section 4.2 of the Disclosure Schedule, or (iii) as otherwise agreed to in writing by the Investor, from the date hereof to the Closing Date, the Company shall, and shall cause each Subsidiary to (i) conduct its business only in the ordinary course and consistent with past practice, provided that acquisitions of other companies by the Company solely for cash that do not result in a Change of Control shall be deemed to be ordinary course and consistent with past practice; (ii) use its reasonable efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (iii) use its reasonable efforts to preserve the goodwill and ongoing operations of its business; (iv) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; (v) maintain insurance in full force and effect with respect to its business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (vi) comply in all material respects with Applicable Laws.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

5.1 Investor Director.

(a) Prior to the Closing, the Company and the Company’s Board of Directors shall take such action as may be necessary (including seeking any necessary vote or approval of any stockholder of the Company, taking any action necessary to expand the size of the Company’s Board of Directors, or causing any existing director to resign) in order to make a Board seat available for one individual designated by the Investor (the “Investor Director”), who shall initially be Richard N. Kender, and to cause the Investor Director to be appointed at the Closing as a Class II member of the Company’s Board of Directors and any applicable committee thereof. The individual designated by the Investor to replace the initial Investor Director from time to time shall be reasonably acceptable to a majority of the independent members of the Company’s Board of Directors in their sole reasonable discretion (excluding then current Investor Director).

(b) For so long as the Investor together with its Affiliates beneficially owns both (i) in excess of 50% of the Purchased Common Stock, and (ii) 5% or more of the aggregate issued and outstanding shares of the Common Stock (the “Threshold Ownership Requirement”): the Company shall use all commercially reasonable best efforts (including, but not limited to, the taking of the actions set forth in this Section 5.1(b)) to cause the Investor Director to be maintained as a Class II member of the Company’s Board of Directors, such actions to include recommending to shareholders of the Company at which the election or removal of members of the Company’s Class

II members of the Board of Directors is on the agenda; provided, however, that parties agree and acknowledge that such actions shall not include authorizing a new class of stock or creating any special voting rights. In addition, Dr. John Simpson shall enter into a voting agreement, in the form of Exhibit B, which shall provide that he shall vote any shares of Common Stock beneficially owned by him in favor of the election of the Investor Director as a Class II member of the Company’s Board of Directors during such time as the Investor maintains the Threshold Ownership Requirement.

(c) The Investor Director will be accorded no less favorable treatment than any other Class II member of the Company’s Board of Directors with respect to all matters, including, without limitation, expense reimbursement and indemnification, membership on committees (it being agreed that for such purposes, the Investor Director shall be given the same consideration regarding membership as all other members of the Company’s Board of Directors) and reasonable access to Company information and management, except that the Investor Director may be excluded from participation or deliberation by the Company’s Board of Director or committees thereof in connection with issues involving: (i) interpretations of the Collaboration and License Agreement or any other agreements between the Company and the Investor (as reasonably determined by the Company’s Board of Directors or relevant committee thereof), (ii) matters of conflict or dispute between the Company and the Investor, or (iii) any other matter between the Company and a third party which is confidential and in the reasonable determination of the Company’s Board of Directors, would be compromised by the presence of the Investor Director due to such Investor Director’s affiliation with the Investor.

(d) Notwithstanding the foregoing, in the event that the Investor Director is sitting on a committee of the Company’s Board of Directors, and should the Investor Director not meet the independence requirements for membership on such committee, as determined by the Company’s Board of Directors in accordance with the Trading Market rules and the rules promulgated by the Commission that may be applicable to such a committee from time to time, the Investor Director shall have the right, except as provided for below, to attend such committee meetings as an observer for as long as such period as the Company’s Board of Directors intended the Investor Director to otherwise have been a member of such a committee. The Investor Director shall be notified of any meeting of the committee, including such meeting’s time and place, in the same manner as the committee members and shall have the same access to information concerning the business and operations of the Company and at the same time as members of the committee and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the committee, without voting; provided, however, the Investor Director shall not be entitled to participate in committee meetings attended exclusively by committee members and such committee shall be under no obligation to take any action with respect to any proposals made or advice furnished by the Investor Director, other than to give due consideration thereto. The parties hereby acknowledge that as of the date hereof, the Investor Director will not be independent under the relevant Trading Market rules and the rules promulgated by the Commission for the purpose of sitting on the Audit Committee of the Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors.

5.2 Actions Requiring Investor Director Approval. For so long as the Threshold Ownership Requirement is maintained, prior written approval of the Investor Director is required for the following Company actions: (i) increasing the number of authorized directors of the Company’s Board of Directors to more than nine; (ii) except for preferred stock issued or issuable pursuant to a stockholders rights plan or convertible debt issued by the Company, issuance of any form of preferred stock prior to the third anniversary of the Closing Date, or (iii) entering into any material agreement that would, in the exercise of reasonable business judgment of the independent members of the Company’s Board of Directors excluding the Investor Director, materially impair or restrict the Company’s ability to fulfill its obligations under the terms of the Collaboration and License Agreement.

5.3 Right of First Offer.

(a) Subject to the terms and conditions set forth below, until the earlier of the termination of the Threshold Ownership Requirement or the third anniversary of the Closing Date, the Investor shall have the right to purchase, on a pro rata basis, any Common Stock or securities exchangeable for, exercisable for, or convertible into Common Stock (Common Stock and any such securities, “Pre-Emptive Shares”) which the Company may, from time to time, propose to issue and sell in an offering that is exempt from the registration requirements of the Securities Act (other than the issuance in connection with (i) the Company’s 2004 Equity Incentive Plan, the Company’s 2004 Employee Stock Purchase Plan, any other equity compensation or stock plan that may be properly approved and adopted by the Company from time to time, and any other equity issuances to employees, officers, directors, or consultants, (ii) acquisitions by the Company, or (iii) securities representing, in any one transaction or series of related transactions, less than 2% of the Company’s outstanding voting securities issued to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transactions, in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, or securities issued to suppliers or third party service providers in connection with the provision of goods or services (collectively, clauses (i), (ii), and (iii) referred to as the “Exempt Securities”). The Investor’s pro rata share for purposes of this pre-emptive right, shall be determined by dividing (x) the total number of shares Common Stock owned by the Investor at such time, by (y) the total number of shares of Common Stock on a fully-diluted basis (assuming full exercise and/or conversion of all outstanding convertible securities, rights, options and warrants) at such time; provided, however, that the number of Pre-Emptive Shares issued to the Investor shall be limited such that the aggregate shares of (A) Purchased Common Stock, plus (B) Anti-Dilution Shares, plus (C) Pre-Emptive Shares, plus (D) any shares of the Common Stock purchased in the open market by the Investor will not exceed 19.9% of the aggregate issued and outstanding shares of the Common Stock determined both (i) as of the date hereof, and (ii) as of the time of any such issuance of Pre-Emptive Shares. The failure of the Investor to exercise its right of first offer with respect to any particular issuance shall not affect in any way such right with respect to any subsequent issuance.

(b) In the event the Company intends to issue any Pre-Emptive Shares, it shall give the Investor written notice (“First Offer Notice”) of such intention, describing the price of such Pre-Emptive Shares and the general terms upon with the Company proposes to effect the issuance. The Investor shall have twenty (20) days (unless a shorter period of time is agreed upon by the Investor) from the date of any such First Offer Notice to agree to purchase its pro rata share of such Pre-Emptive Shares for purchase price and upon the terms and conditions specified in the

Company’s First Offer Notice by giving written notice to the Company stating the quantity of Pre-Emptive Shares to be so purchased. In the event there is a material change in the terms upon which the Pre-Emptive Shares is offered by the Company following the delivery of the First Offer Notice, the Company will issue a new First Offer Notice and the Investor will have twenty (20) days from the date of issuance of the new First Offer Notice to deliver a new notice of acceptance to purchase the Pre-Emptive Shares on the new terms specified in such new First Offer Notice. In the event that any Pre-Emptive Shares are proposed to be issued to a third-party for non-cash consideration, the value of such Pre-Emptive Shares for the purpose of the Investor’s rights under this Section 5.3 shall be determined based on the ten-day trading average of the Common Stock as of the ten Trading Days immediately proceeding the First Offer Notice.

(c) If the Investor does not elect to purchase all of its pro rata share of the Pre-Emptive Shares so offered, the Company shall have the right to sell the unsold pro rata share of the Pre-Emptive Shares to any third party within ninety (90) days after the date of the First Offer Notice at a purchase price not less than, and upon the terms and conditions not more favorable than, the purchase price and terms and conditions set forth in the First Offer Notice. If the Company does not sell of the Pre-Emptive Shares within such ninety (90) day period, such Pre-Emptive Shares shall again be subject to the terms, conditions and restrictions set forth in this Section 5.3.

5.4 Anti-Dilution.

(a) In the event that the Company shall at any time (or from time to time) prior to the third anniversary of the Closing Date issue, grant, or sell any Common Stock (or securities exchangeable for, exercisable for, or convertible into, Common Stock) in an offering that is exempt from the registration requirements of the Securities Act (other the than issuance of Exempt Securities), for consideration per share of Common Stock (or underlying Common Stock) that is both (1) less than the Reference Price and (2) at least a 5% discount to the ten-day trading average of the Common Stock as of the ten Trading Days immediately proceeding such sale, then, on the date of any such issuance, the Company shall issue to the Investor, without any required additional consideration from by the Investor, additional shares of Common Stock (such shares, the “Anti-Dilution Shares”). The number of Anti-Dilution Shares to be issued by the Company to the Investor shall be calculated based on the formula set forth on Exhibit C hereto; provided, however, that the number of Anti-Dilution Shares issued to the Investor shall be limited such that the aggregate shares of (A) Purchased Common Stock, plus (B) Anti-Dilution Shares, plus (C) Pre-Emptive Shares, plus (D) any shares of the Common Stock purchased in the open market by the Investor will not exceed 19.9% of the aggregate issued and outstanding shares of the Common Stock determined both (i) as of the date hereof, and (ii) as of the time of any such anti-dilution adjustment.

(b) At such times, if any, as it becomes necessary to issue such Anti-Dilution Shares, the Company shall take all action necessary to authorize a number of shares of the authorized but unissued Common Stock sufficient to provide for the issuance of the Anti-Dilution Shares in accordance with the provisions of 5.4(a) above, and any such Anti-Dilution Shares shall be free from preemptive rights.

5.5 Transfer Restrictions.

(a) Lock Up Period. Prior to the earliest of (i) the third anniversary of the Closing Date, (ii) termination of the Collaboration and License Agreement, or (iii) failure of the Investor Director to be re-elected to the Company’s Board of Directors at the Company’s 2009 annual meeting (assuming that the Investor has informed the Company in a timely manner that the Investor Director will stand for re-election) (the “Lock Up Period”), the Purchased Common Stock may not be transferred by the Investor except: (i) to Affiliates of the Investor, provided that such Affiliate agrees to be subject to the restrictions on the Purchased Common Stock set forth in this Section 5.5(a) prior to the transfer and agrees to be bound by this Agreement and the Registration Rights Agreement and the obligations of the Investor contained therein and herein, or (ii) in connection with a Change of Control in which the Purchased Common Stock is converted or exchanged. Upon the expiration of the Lock Up Period, the Investor covenants that the Purchased Common Stock will only be disposed of pursuant to: (i) an available exemption from the registration requirements of the Securities Act, and in compliance with any Applicable Laws, (ii) the Registration Rights Agreement, or (iii) a sale to any Person approved by the majority of the independent members of the Company’s Board of Directors excluding the Investor Director.

(b) Sales. Notwithstanding the foregoing, the Investor shall not, without the consent of the Company’s Board of Directors, transfer any of the Purchased Common Stock to any Person, if, to the Investor’s actual knowledge, after reasonable inquiry (to the extent such inquiry is reasonably practicable), that transfer would result in that Person owning greater than 14.9% of the Company’s then outstanding shares of Common Stock.

(c) Legal Opinion. In connection with any permitted transfer of Purchased Common Stock other than pursuant to an effective registration statement or to the Company, or pursuant to Rule 144(k), the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent requests such legal opinion, any transfer of Purchased Common Stock by the Investor to an Affiliate of the Investor, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such Affiliate does not request any removal of any existing legends on any certificate evidencing the Purchased Common Stock and provided that such Affiliate agrees to be bound by this Agreement and the Registration Rights Agreement.

(d) Legend. The Investor agrees to the imprinting, so long as is required by this Section 5.5(d), of the following legend on any certificate evidencing Purchased Common Stock:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION

STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AND CERTAIN OTHER RESTRICTIONS, ALL AS SET FORTH IN CERTAIN DEFINITIVE AGREEMENTS BETWEEN THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

Certificates evidencing Purchased Common Stock shall not be required to contain such legend or any other legend (i) after a transfer pursuant to a registration statement that is effective under the Securities Act covering the resale of such Purchased Common Stock, (ii) following any sale of such Purchased Common Stock pursuant to Rule 144, (iii) if such Purchased Common Stock are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the Commission). At such time as a legend is no longer required for the Purchased Common Stock, the Company will no later than three Trading Days following the delivery by the Investor to the Company of a legended certificate representing such Common Stock and an opinion of counsel to the extent required by Section 5.5(c), deliver or cause to be delivered to the Investor a certificate representing such Purchased Common Stock that is free from all restrictive and other legends. The Company may not make any notation on its records that enlarge the restrictions on transfer set forth in this Section.

5.6 Significant Events.

(a) Competitors. If, at any time prior to the third anniversary of the Closing Date, any Person listed on the List of Specific Persons beneficially owns 20% or more of the outstanding voting securities of the Company in a circumstance that does not constitute a Change of Control, then:

(i) the Company shall immediately become obligated to file a shelf registration statement for the benefit of the Investor and any of its transferees in accordance with the terms of the Registration Rights Agreement;

(ii) the Lock Up Period shall automatically terminate; and

(iii) the Investor shall have the right, at its option, and without limitation of its other rights under the Collaboration and License Agreement, to immediately, upon written notice, terminate the Collaboration and License Agreement in accordance with Section 8.2.1(c) thereof.

(b) Departure of Dr. Simpson. If, at any time prior to the third anniversary of the Closing Date, Dr. John Simpson, for reasons other than his death or disability, is no longer an officer or director of the Company, then:

(i) the Company shall immediately become obligated to file a shelf registration statement for the benefit of the Investor and its transferees in accordance with the terms of the Registration Rights Agreement;

(ii) the Lock Up Period shall automatically terminate; and

(iii) the Investor shall have the right, at its option, and without limitation of its other rights under the Collaboration and License Agreement to immediately, upon written notice, terminate the Collaboration and License Agreement in accordance with Section 8.2.1(c) thereof.

(c) Change of Control. If, at any time prior to the third anniversary of the Closing Date, there is a Change of Control of the Company, then:

(i) the Company shall immediately become obligated to file a shelf registration statement for the benefit of the Investor and any of its transferees in accordance with the terms of the Registration Rights Agreement;

(ii) the Lock Up Period shall automatically terminate; and

(iii) the Investor shall have the right, at its option, and without limitation of its other rights under the Collaboration and License Agreement, to immediately, upon written notice, terminate the Collaboration and License Agreement in accordance with Section 8.2.1(c) thereof.

(iv) If the Change of Control occurs within twelve months after the Closing Date, and if the per share value of any merger consideration received by the Investor in such Change of Control for each share of Purchased Common Stock held by the Investor is to be less than the Reference Price, then the Company will provide in the definitive acquisition agreement in connection with such Change of Control that the acquirer shall pay to the Investor, in addition to the amount of merger consideration to which the Investor is otherwise entitled, an amount for each share of Purchased Common Stock held by the Investor equal to the amount by which the Reference Price exceeds the per share value of the merger consideration received by the Investor in such Change of Control for each share of Purchased Common Stock held by the Investor.

5.7 Standstill. (a) During the Initial Term (as such term is defined in the Collaboration and License Agreement), neither the Investor nor any of its Affiliates shall, unless and until it shall have received the prior written consent of the Company’s Board of Directors excluding the Investor Director, directly or indirectly (i) acquire, agree to acquire, make any public proposal to acquire, or cause any third-party to acquire any securities of the Company, any option to acquire any such securities, any security convertible into or exchangeable for any such securities or other right to acquire any such securities (except that this restriction shall not apply to (x) acquisitions of not more than one percent (1%) of the then-outstanding shares of the Common Stock in the aggregate during the Initial Term, (y) acquisitions for the Investor’s qualified employee benefit plans, or (z) acquisitions of any Additional Shares, (ii) publicly propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving the Company, (iii) make, or in any way participate in, any solicitation of proxies or consents, as such terms are used in Regulation 14A under the Exchange Act, with respect to any securities of the Company, or seek to advise or influence any person with respect to the voting of any securities of the Company, or demand in connection with the foregoing, a copy of the stock ledger list of stockholders, or any other books and records of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (v) knowingly assist, induce or encourage any other Person or agree or offer to take, or knowingly encourage or propose (publicly or otherwise) or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, or assist, any other persons in connection with any of the foregoing, or (vi) make any publicly disclosed proposal regarding the foregoing.

(b) The Company represents that it has not previously entered into a similar agreement that contains standstill provisions that, in the good faith reasonable judgment of the independent members of the Company’s Board of Directors, are more favorable to, or less restrictive upon, the other party to such agreement than the provisions set forth in Section 5.7(a) in any material respect, after taking into account the standstill in the context of such other transaction as a whole (a “Subject Standstill Transaction”). The parties agree that if the Company has previously entered into, or subsequently enters into (or amends, waives any provision of, or fails to enforce any provision of promptly after learning of the breach thereof) an agreement that evidences a Subject Standstill Transaction with another party, then the Company shall promptly (and in any event within five (5) Trading Days) provide the Investor written notice of the terms thereof (without identifying the other party). If any standstill provisions in a Subject Standstill Transaction applicable to the other party are, in the good faith reasonable judgment of the independent members of Company’s Board of Directors, more favorable to, or less restrictive upon, the other party than the provisions set forth in Section 5.7(a) in any material respect when taking into consideration this transaction as a whole and the Subject Standstill Transaction as a whole, then the parties shall use commercially reasonable efforts to amend Section 5.7(a) to conform (such conforming to be as close to such Subject Standstill Transaction as is reasonably practicable to implement) to such more favorable or less restrictive provisions, and the Company shall promptly provide the Investor written notice of such amendment (without identifying the other party).

5.8 Securities Laws Disclosure; Publicity. The Company shall (i) on or before 8:30 a.m., New York time, on the first Trading Day following the execution of this Agreement, issue a press release reasonably acceptable to the Investor disclosing the transaction contemplated hereby, (ii) on the first Trading Day following the execution of this Agreement, file a Current Report on Form 8-K with the Commission (the “Form 8-K Filing”) describing the terms of the transactions contemplated by the Transaction Documents, which also shall attach the Transaction Documents to the Form 8-K Filing as exhibits, redacting all information reasonably requested to be redacted by the Investor from such Transaction Documents as may be permitted by Applicable Law, and (iii) on the first Trading Day following the execution of this Agreement, hold a teleconference for analysts and investors. The Company and the Investor shall consult with each other in issuing any other press release or otherwise making any other public statements with respect to such transactions contemplated hereby, and neither party shall issue such press release(s) or otherwise make any such public statement(s) without the prior consent of the other, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement.

5.9 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate thereof shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchased Common Stock in a manner that would require the registration under the Securities Act of the sale of the Purchased Common Stock to the Investor or that would be integrated with the offer or sale of the Purchased Common Stock for purposes of the rules and regulations of any Trading Market. If the issuance to the Investors of Additional shares could cause the provisions of Section 203 of the Delaware General Corporation Law, as it may be amended from time to time, to be applicable to the Investor, then the Company shall take all action reasonably necessary to avoid such application, including granting Investor all necessary or appropriate waivers.

5.10 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Purchased Common Stock for general corporate purposes, including growth initiatives and capital expenditures.

ARTICLE VI

CONDITIONS

6.1 Conditions Precedent to the Obligations of the Investor. The obligation of the Investor to acquire Common Stock at the Closing is subject to the satisfaction or waiver by the Investor, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on and as of the date hereof and on and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and the representations and warranties made by the Company in Article 3 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date (other than the representations and warranties made by the Company in Section 3.1(a) (Subsidiaries), the first three sentences of Section 3.1(b) (Organization and Qualification) Section 3.1(c) (Authorization; Enforcement), clause (i) of Section 3.1(d) (No Conflicts), and Sections 3.1(e) (Issuance of the Purchased Common Stock), 3.1(f) (Capitalization), and 3.1(x) (Competition), which shall be true in all respects at all times prior to and on the Closing Date), except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date;

(b) Covenants. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c) HSR. The waiting periods (and any extensions thereof) applicable to the HSR Act shall have been terminated or expired;

(d) Collaboration and License Agreement. The Company shall have duly executed and delivered the Collaboration and License Agreement;

(e) Investor Director. The Investor Director shall have been duly appointed as a Class II member of the Company’s Board of Directors;

(f) Waivers. The Company shall have delivered, in form and substance satisfactory to the Investor, any waivers from existing stockholders necessary to permit the Company to comply with its obligations under the Registration Rights Agreement;

(g) Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Right Agreement; and

(h) Material Adverse Effect. There shall not have occurred since the date of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006, any event or occurrence that has resulted in or could reasonably be expected to result in any Material Adverse Effect; and

(i) No Injunction. There shall not be in effect any statute, rule, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell Common Stock at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct on and as of the date hereof and on and as of the Closing Date;

(b) Covenants. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the Closing;

(c) HSR. The waiting periods (and any extensions thereof) applicable to the HSR Act shall have been terminated or expired;

(d) Collaboration and License Agreement. The Investor shall have duly executed and delivered the Collaboration and License Agreement; and

(e) No Injunction. There shall not be in effect any statute, rule, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated on or before the time prior to the Closing:

(a) by mutual written consent of the Investor and the Company; or

(b) by the Investor or the Company if the Closing shall not have occurred prior to [insert date 60 days after signing], 2006 unless the failure of such occurrence shall be due to the failure of such party to perform or observe any agreement set forth herein required to be performed or observed by it on or before the Closing; or

(c) by either the Company or the Investor if a Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect or permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d) by either the Company or the Investor, (i) if any representation or warranty of the other party set forth in this Agreement or in any Transaction Document shall be untrue in any material respect when made, or (ii) upon a breach by the other party in any material respect of any covenants or agreement set forth in this Agreement or any Transaction Document; provided that either (i) or (ii) above would cause the conditions to the terminating party’s obligations not to be satisfied and such conditions are not cured thirty (30) days after written notice from such party.

7.2 Effect of Termination. In the event of the termination of the Agreement as provided in Section 7.1 above, the Collaboration and License Agreement shall terminate, and all obligations and agreement of the parties set forth in this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto except as otherwise provided in this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not relieve either party of any liability for breach of this Agreement prior to the date of termination.

ARTICLE VIII

MISCELLANEOUS

8.1 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify the Investor and its Affiliates and each of their officers, directors, employees, advisors and agents from and hold each of them harmless against any and all Losses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations or warranties of the Company contained herein.

(b) Indemnification by the Investor. The Investor agrees to indemnify the Company and its Affiliates and each of their officers, directors, employees, advisors and agents from and hold each of them harmless against any and all Losses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations or warranties of the Investor contained herein.

(c) Indemnification Procedures. Promptly after the Company or the Investor (hereafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnifying Party of if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in such defense or such action, with the expenses and fees of such separate counsel or other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release of liability of, the Indemnified Party.

(d) Survival. The representations and warranties, made in this Agreement shall survive any investigation made by any party hereto and the Closing for a period of twelve months. All covenants and agreements contained herein shall survive until, by their respective terms, they are fully performed and no longer operative.

8.2 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp taxes and other taxes and duties levied in connection with the sale and issuance of their applicable Common Stock.

8.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Investor such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

8.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

8.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign its rights under this Agreement to any Person to whom the Investor assigns or transfers any Purchased Common Stock, provided such transferee agrees in writing to be bound, with respect to the transferred Purchased Common Stock, by the provisions hereof that apply to the “Investor.”

8.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

8.9 Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS ENTERED INTO AMONG DELAWARE RESIDENTS TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY AND INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY AND INVESTORS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

8.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

8.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

8.12 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever the Investor exercises a right, election, demand or option owed to the Investor by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then, prior to the performance by the Company of the Company’s related obligation, the Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to such seller, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

8.13 Replacement of Common Stock. If any certificate or instrument evidencing any Common Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith. The applicants (and not the Company) for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Common Stock, including the payment of any insurance bond or other fee required for such replacement certificate.

8.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Investor and the Company will be entitled to seek specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

8.15 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in share of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly share of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOXHOLLOW TECHNOLOGIES, INC.

By:	/s/ John B. Simpson
Name:	John B. Simpson
Title:	CEO

Address for Notice:

FoxHollow Technologies, Inc.
740 Bay Road,
Redwood City, California 94063-2469
Attention: Chief Executive Officer
Telephone No.: (650) 421-8400
Facsimile No.: (650) 421-8781

with a copy to:

J. Casey McGlynn
Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile No.: 650-493-6811

MERCK & CO. INC.

By:	/s/ Judy C. Lewent
Name:	Judy C. Lewent
Title:	Executive Vice President

Address for Notice:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS3A-65
Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908)735-1246

with a copy to:

Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Attention: Vice President Business Development
Facsimile: (908)735-1214

Exhibits:

A	Form of Legal Opinion of Company Counsel

B	Anti-Dilution Formula

C	Form of Voting Agreement

Execution Copy

Exhibit A

Form of Legal Opinion of Company Counsel

The Company shall furnish to the Investor at the Closing an opinion of Company Counsel, addressed to the Investor and dated the Closing Date in form satisfactory to Fried, Frank, Harris Shriver & Jacobson LLP, counsel for the Investor, with respect to the matters set forth below. All capitalized terms used but not defined below have the respective meanings assigned to them in the Agreement.

1. Due authorization, valid issuance, full payment, and nonassessability of capital stock of the Company and the Subsidiaries.

2. Due authorization, valid issuance, full payment, and nonassessability of the Purchased Common Stock free and clear of all Liens, preemptive rights or other similar rights.

3. No conflicts with the Company’s organizational documents and no violation of any laws, regulations (including rules and regulations of self-regulatory organizations), judgments, or other similar restrictions.

4. Requisite corporate power and authority to enter into, and due authorization, valid execution, delivery, and enforceability of the Transaction Documents.

5. Absence of required consents or approvals from or filings with Governmental Entities or any other Person.

6. Compliance of the offer and sale of the Purchased Common Stock with federal and state securities laws and the exemption thereof from the registration requirements of the Securities Act.

Execution Copy

Exhibit B

Anti-Dilution Formula

The number of Anti-Dilution Shares issued to the Investor = X, where:

X	=	95,000,000	-	95,000,000
		NR		R

R	=	$29.629

NR	=	(R) x (F)

F	=	CS1 + CS$
		CS2

CS1	=	aggregate number of shares of Common Stock outstanding immediately before the issuance, grant or sale that triggers the Investor’s anti-dilution rights pursuant to Section 5.4 of the Agreement (a “Dilutive Issuance” and the securities issued in such Dilutive Issuance the “Dilution Shares”).

CS$	=	number of shares of Common Stock which the aggregate consideration received by the Company for the Dilution Shares would purchase at $29.629 per share.

CS2	=	aggregate number of shares of Common Stock outstanding immediately following the Dilutive Issuance.

Example

For illustrative purposes only, the following is an example of the application of the formula set forth above based on a hypothetical set of facts:

Facts:

•	The Company makes a Dilutive Issuance of 3,800,000 Common Shares at $12.50 per share, for an aggregate of $47,500,000.

•	The aggregate number of shares of Common Stock outstanding immediately before the Dilutive Issuance is 28,421,130.

Adjustment:

F =	28,421,130 + 1,603,159	=	0.93
32,221,130

NR = (29.629)(0.93) = 27.555

Anti Dilution Shares	=	95,000,000	-	95,000,000	=	241,332
		27.555		29.629

Exhibit C

Form of Voting Agreement

[Intentionally Omitted]